Exhibit 21

SUBSIDIARIES

Listed below are the principal subsidiaries and equity investments of Kaiser Aluminum Corporation, the jurisdiction of their incorporation or organization, and the names under which such subsidiaries do business. The Company’s ownership is indicated for its equity investment. Certain subsidiaries are omitted which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Place of
Incorporation or
Name	Organization

Kaiser Aluminum Investments Company	Delaware
Kaiser Aluminum Fabricated Products, LLC	Delaware
Kaiser Aluminium International, Inc.	Delaware
Kaiser Aluminum & Chemical Corporation, LLC	Delaware
Anglesey Aluminium Limited (49%)	United Kingdom

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Principal Domestic Operations and Administrative Offices	Arizona Chandler Fabricated Products	South Carolina Greenwood Fabricated Products
	California Foothill Ranch Corporate Headquarters	Tennessee Jackson Fabricated Products
	Los Angeles (City of Commerce) Fabricated Products	Texas Sherman Fabricated Products
	Michigan Detroit (Southfield) Automotive Product Development and sales	Virginia Richmond Fabricated Products
	Ohio Newark Fabricated Products	Washington Richland Fabricated Products
	Oklahoma Tulsa Fabricated Products	Trentwood Fabricated Products
Principal Worldwide Operations	Canada Kaiser Aluminum & Chemical of Canada Limited (100%) Fabricated Products	Wales, United Kingdom Anglescy Aluminum Ltd. (49)% Primary Aluminum

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